FOR IMMEDIATE RELEASE:

                      DOLLAR GENERAL CORPORATION ANNOUNCES
                       ADOPTION OF SHAREHOLDER RIGHTS PLAN

         NASHVILLE, TENNESSEE (February 29, 2000) - In a move designed to protect the full value of shareholders' investment, the board of directors of Dollar General Corporation (NYSE: DG) announced today that it has adopted a Shareholder Rights Plan. Holders of Dollar General's common stock as of March 10, 2000 will receive preferred stock purchase rights ("Rights") as a dividend at the rate of one Right for each share of common stock. The Rights will expire on February 28, 2010.

         The distribution of the Rights is not intended to prevent a takeover of the Company and should not deter any prospective bidder willing to make an all cash offer at a full and fair price. The Company is not aware of any present effort to acquire control of the Company.

         "Our objective is to protect the Company's shareholders against coercive or unfair takeover tactics that do not provide all shareholders the full value of their investment," said Cal Turner, Jr., Chairman and CEO. "The existence of the Shareholder Rights Plan should compel anyone wishing to take control of our Company to negotiate with our Board of Directors. Our research shows that this better serves our shareholders' interests."

         Each Right will initially entitle its holder to purchase one one-hundredth of a share of a new Series B Junior Participating Preferred Stock at an exercise price of $100.00 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the common stock, separate right certificates will not be provided to shareholders at this time. With certain exceptions, as set forth in the Shareholder Rights Plan, each Right will become exercisable only upon a person's or group's acquisition of, or commencement of a tender or exchange offer for, 15% or more of the shares of the Company's common stock then outstanding. Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company's assets or earning power.

         Upon becoming exercisable, each Right will allow the holder (other than the person or group whose action has triggered the exercisability of the Rights), under alternative circumstances, to buy either securities of Dollar General Corporation or securities of the acquiring company (depending on the form of the transaction) having a value of twice the then current exercise price of the Rights. The Rights generally are redeemable by the Board of Directors at $0.001 per Right for a period of ten business days following the time the Rights become exercisable. The Rights also are generally exchangeable by the Board of Directors at an exchange ratio of one share of common stock per Right at any time after the Rights have become exercisable and prior to the acquisition by any person or group, with certain exceptions described in the Shareholder Rights Plan, of 50% or more of the Company's common stock.

         A letter providing additional information about the Shareholder Rights Plan and the Rights will be mailed to the Company's shareholders of record.

         Dollar General is a chain of more than 4,165 neighborhood stores in 24 states with distribution centers in Georgia, Kentucky, Mississippi, Missouri, Oklahoma and Virginia.